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                          The France Growth Fund, Inc.

                (Name of Registrant as Specified in its Charter)



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

                         THE FRANCE GROWTH FUND CHARGES
                     STOCKHOLDER WITH MATERIAL MISSTATEMENTS

New York, NY. June 25, 2002 -- (Business Wire) -- The France Growth Fund, Inc. charged today that a dissident stockholder continues to violate the federal securities laws by making false and misleading statements of material fact. The Fund said his statements violated the antifraud provisions of the federal proxy rules. It reiterated that its decision to adjourn the meeting to permit Fund stockholders who had not yet voted on a series of proposals relating to a new European multi-manager, multi-strategy investment program for the Fund was (1) legal, (2) consistent with good corporate governance practice, and (3) not a breach of fiduciary duty.

Steven M. Cancro, Secretary of the Fund said that consistent with federal law, as well as disclosures in the Fund's Proxy Statement describing the procedure for adjournments, the meeting has been adjourned with respect to all proposals seeking approval of the new investment program, until 2:00 p.m. June 28, 2002 in order to permit further voting to meet the requirements of the federal Investment Company Act of 1940.

Mr. Cancro said that the dissident stockholder knowingly took a quote out of context from a 1973 SEC release which withdrew a 1972 proposed rule relating to adjournments. "The SEC Release actually supports the Fund's decision," he said. "It is commonly accepted good corporate practice to adjourn meetings to gather additional stockholder input in those cases in which more votes have been cast in favor of a proposal than have been cast against the proposal - which was the case for each proposal that the Fund adjourned."

Pierre H.R. Daviron, an independent director and Chairman of the Investment and Strategy Committee, commented that "the dissident stockholder's statements are an egregious twisting of the facts and the law." The dissident stockholder is "conducting a smear campaign against the Fund because he is unhappy with the outcome of the director elections, which he lost," Mr. Daviron said. "He has no basis to mount a valid legal challenge. We strongly reiterate that the actions of the Fund and this Board have met all legal requirements and have been completely proper in the handling of the meetings and their adjournments."

As previously announced, the Fund has said it would conduct a tender offer for 25% of its outstanding common stock at 95% of NAV if all of the new investment program proposals are adopted by the stockholders.

The France Growth Fund, Inc. (NYSE: FRF) is a closed-end, diversified management investment company seeking long-term capital appreciation. The Fund maintains a website at

WWW.FRANCEGROWTHFUND.COM. CAAM USAS, the Fund's investment adviser, is an indirect wholly-owned subsidiary of the Credit Agricole Group.

OTHER IMPORTANT INFORMATION. The tender offer described in this announcement has not yet commenced. As soon as the tender offer commences, the Fund will file a tender offer statement with the Securities and Exchange Commission (the "Commission"). Stockholders should read the tender offer statement when it becomes available because it will contain important information about the tender offer. Stockholders can obtain a tender offer statement, and other documents that are filed with the Commission for free when they are available on the Commission's Web site at http://www.sec.gov. Also, stockholders may write or call the Fund requesting these documents which the Fund will send to them for free when they are available:

                  --       Tender offer statement (except for exhibits)
                  --       Offer to purchase
                  --       Letter of transmittal
                  --       Notice of guaranteed delivery


CONTACT:  The France Growth Fund, Inc.
          Steven Cancro, (646) 658-3663